Exhibit 99.1

Volatility Shares Announces ETF Reverse Share Split

Palm Beach Gardens, FL, January 11, 2023—Volatility Shares, on behalf of VS Trust (the “Trust”) announced today a reverse share split (a “Reverse Split”) on one of the Trust’s series, specifically the 2x Long VIX Futures ETF (Cboe BZX Exchange symbol: UVIX (the “Fund”)). The Reverse Split will not change the value of a shareholder’s investment.

The Fund will execute a 1 for 5 Reverse Split of its shares. The Reverse Split will be effective at the market open on January 25, 2023, when the Fund begins trading at its respective post-Reverse Split prices. The ticker symbol for the Fund will not change, but the Fund will be issued a new CUSIP number: 92891H408.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
UVIX	2x Long VIX Futures ETF	1:5	92891H309	92891H408

The Reverse Split will increase the price per share of the Fund with a proportionate decrease in the number of shares outstanding. Specifically, every five pre-Reverse Split shares held by a Fund shareholder will result in the receipt of one post-Reverse Split share, which will be priced five times higher than the net asset value of a pre- Reverse Split share.

Fractional Shares from Reverse Splits

For Fund shareholders who hold quantities of shares that are not an exact multiple of the applicable Reverse Split ratio (i.e., not a multiple of five), the Reverse Split will result in the creation of a fractional share. Post-Reverse Split fractional shares will be redeemed for cash and sent to the shareholder’s broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders. For questions, please call (866) 261-0273.

About the Fund

The Fund seeks to provide daily investment results, before fees and expenses, that correspond generally to twice the performance of the Long VIX Futures Index (the “Index”) (Ticker: LONGVOL). The Index expresses the daily performance of a theoretical portfolio of first and second month VIX futures contracts that are rolled daily. The Index determines its daily settlement price from the Time Weighted Average Price (TWAP) of its theoretical portfolio over the last 15 minutes of the regular equity trading session.

About Volatility Shares

Volatility Shares is a commodity pool operator registered with the National Futures Association (NFA) and a Registered Investment Adviser registered with the Securities Exchange Commission (SEC) that offers innovative volatility linked Exchange Traded Funds (ETFs).

DISCLOSURE

Past performance is not necessarily indicative of future results. An investor should consider investment objectives, risks, charges and expenses carefully before investing. The Fund’s prospectus contains this and other information.

Read the prospectus carefully before investing.

Investing in the Fund involves a substantial risk of loss, including possible loss of principal. The Fund is nondiversified and entails certain risks, including risks associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. There is no guarantee the Fund will achieve its investment objective.

The Fund invests in VIX futures contracts. VIX futures are among the most volatile futures contracts. Investing in VIX futures contracts subjects the Fund to the risks of the VIX futures, and this could result in substantial fluctuations in the price of the Fund’s Shares. VIX futures indexes and funds benchmarked to them can be expected to perform differently than the VIX. The Fund may be highly volatile and generally is intended for shortterm investment purposes only. The Fund is not suitable for all investors.

The Fund seeks investment results, before fees and expenses, that correspond to twice the performance of the Long VIX Futures Index for a single day. The Fund utilizes leverage in seeking to achieve its investment objective and will lose more in market environments adverse to its daily investment objective than funds that do not employ leverage. Due to the compounding of daily returns, the Fund’s returns over a period longer than a single day will likely differ in amount and possibly even direction from the VIX or a portfolio of short-term VIX futures contracts over the same period. You could potentially lose the full principal value of your investment within a single day.

The Fund is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. Shares of the UVIX are not FDIC insured, may lose value, and have no bank guarantee. All supporting documentation will be provided upon request. Foreside Fund Services, LLC is the marketing agent for UVIX.

The Sponsor has limited experience in operating a commodity pool, which is defined as an enterprise in which several individuals contribute funds in order to trade futures or futures options collectively. The Fund generates a K-1 tax form.

“VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and CBOE has agreed that S&P may use the “VIX®” trademark in the names of the Indexes as licensed to Volatility Shares. Volatility Shares are not sponsored, endorsed, sold or promoted by S&P or CBOE or their respective affiliates, and S&P and CBOE and their respective affiliates make no representation regarding the advisability of investing in Volatility Shares.

This information must be accompanied or preceded by a current VS Trust prospectus:

https://www.volatilityshares.com/uvix. VS Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively visit volatilityshares.com/uvix.